Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MiMedx Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	5,000,000(2)	$7.665(3)	$38,325,000	$0.0001102	$4,223.42

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of any additional shares of the Common Stock of MiMedx Group, Inc. (the “Registrant”) that may be offered or issued under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

The 5,000,000 shares of Common Stock to be registered are in addition to the 8,400,000 shares of Common Stock previously registered in connection with the MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan on the Form S-8 filed with the Securities and Exchange Commission on December 17, 2020 (Registration No. 333-251434) and the 5,000,000 shares of Common Stock previously registered in connection with the MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan on the Form S-8 filed with the Securities and Exchange Commission on June 7, 2016 (Registration No. 333-211900).

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on July 19, 2023.